CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Vizacom Inc. (the "Company") of our report dated March 27, 2000 with respect to our audit of the financial statements of the Company and our report dated March 20, 2000 with respect to our audit of the financial statements of Renaissance Computer Art Center, Inc., included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

Our report dated March 27, 2000 with respect to our audit of the financial statements of the Company contains an explanatory paragraph regarding a Federal income tax matter described in Note 8 to the financial statements.





                                          /s/ Richard A. Eisner & Company, LLP


New York, New York
April 17, 2000